EXHIBIT 10.20

Conformed Copy

CONTRACT OF SALE

          THIS CONTRACT OF SALE (this "Contract") is made and entered as of May 23, 2003 (the "Effective Date") by and between SEAWAY FOOD TOWN, INC., a Michigan corporation, GRUBER'S FOOD TOWN, INC., a Michigan corporation, BUCKEYE REAL ESTATE MANAGEMENT CO., an Ohio corporation, and GRUBER'S REAL ESTATE, LLC, a Michigan limited liability company (together "Seller"), on the one part, and THE KROGER CO., an Ohio corporation ("Buyer") on the other part.

I.          Seller is the owner or lessee of thirteen (13) stores listed on Exhibit A and Exhibit B attached hereto (the "Stores").

II.          Seller desires to sell all of Seller's right, title and interest in and to the Stores and related assets, and Buyer desires to purchase the Stores and related assets from Seller, for the consideration and on the terms and conditions hereinafter set forth.

          For and in consideration of the mutual covenants and agreements contained in this Contract and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.          PURCHASE, SALE AND ASSIGNMENT: Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property (hereinafter defined) for the consideration and upon and subject to the terms, provisions and conditions hereinafter set forth. The "Property" means:

          (a)          (i) The land upon which the Stores described in Exhibit A are located (the "Land"), the legal descriptions of which are attached as Exhibit A-1, together with all of Seller's right, title and interest in the improvements situated on the Land and in all other structures, buildings and improvements situated on the Land (the Land and such buildings, structures, and improvements situated on the Land being herein called the "Owned Store Properties"); and (ii) all of Seller's right, title and interest as lessee under those certain leases for the Stores described on Exhibit B hereto, which leases are listed on Exhibit B-1 attached hereto (the "Store Leases"), together with all of Seller's right, title and interest in and to the buildings, structures and improvements situated on the real property leased under the Store Leases (Seller's right, title and interest in and to the real property leased under the Store Leases and the buildings, structures and other improvements situated thereon being herein called the "Leased Store Properties") (the Owned Store Properties and the Leased Store Properties are herein collectively called the "Store Properties"); together with all of Seller's right, title and interest in any and all rights, titles, privileges, easements, licenses, rights-of-way and interests appurtenant to the Store Properties;

          (b)          The food and general merchandise inventory owned by Seller located at, or otherwise held for sale, at the Stores (the "Inventory") as set forth in Section 3 below;

          (c)          The furniture, trade fixtures, bascarts, furnishings, machinery and equipment located in, at or upon the Stores on the Closing Date (as hereinafter defined) ("FF&E") but excluding the items listed on Exhibit C attached hereto;

          (d)          All of Seller's right, title and interest in all leases by Seller as landlord of the Owned Store Properties or as sublandlord of the Leased Store Properties listed on Exhibit D attached hereto (the "Tenant Leases");

          (e)          To the extent assignable, all of Seller's right, title and interest in the agreements listed on Exhibit E attached hereto, and all other cleaning, maintenance, utility, service or similar contracts or agreements relating to the operation of the Stores and the Property ("Service Contracts") in the ordinary course of business, that Buyer elects to assume in writing prior to the end of the Feasibility Period (as hereinafter defined). Seller shall cancel, at or before Closing (as hereinafter defined), any other service contracts of Seller related exclusively to the Stores or the Property that Buyer does not so elect to assume;

          (f)          All of Seller's interest in all transferable licenses, permits and approvals to the extent they relate exclusively to the operation of the Stores and the Property, but only if and to the extent legally assignable (the "Permits");

          (g)          All of Seller's right, title and interest in the pharmacy prescription files ("Files") maintained at any Store operating a pharmacy;

          (h)          All of Seller's right, title and interest in any transferable warranties relating exclusively to the Store Properties and the FF&E; and

          (i)          All of Seller's right, title and interest in any construction drawings, plans and specifications and/or other drawings and maintenance records applicable exclusively to the Store Properties.

          Notwithstanding anything to the contrary set forth in Section 1 and without limitation, the following property, rights and interests are excepted and excluded from the Property and shall be retained by Seller (collectively, the "Excluded Assets"):
(i)	All cash, notes, accounts receivable and refunds of prepaid expenses;

(ii)	Any equipment or other assets listed on the "Retained Equipment List" attached hereto as Exhibit C, and any vendor-owned equipment;

(iii)	Any inventory ordered prior to the Closing Date (hereinafter defined) but delivered after the Closing Date unless Buyer elects to pay for the same;

(iv)	All of Seller's trade names, trademarks and service marks relating to the Stores but excluding any shopping center names which do not have the word "Food Town" as a part thereof,

(v)	Seller's software (but excluding any pharmacy records required by law to be delivered to the Buyer); and

(vi)	Seller's signs and any equipment displaying the "Food Town" logo from which the logo cannot be removed without disabling or injuring the equipment.

(vii)	The items of inventory excluded from this sale under the provisions of Section 3.

All Excluded Assets shall be removed from the Stores by Seller, at Seller's expense on or before five (5) business days immediately following the Closing Date (as herein defined) except for excluded inventory, which Seller shall use reasonable efforts to remove from the Stores by Seller, at Seller's expense, prior to taking an inventory count as hereinafter provided. Promptly following to taking an inventory count, Seller shall segregate vender-owned equipment in a location of such Store not open to customers, until such equipment is removed in a manner consistent with the foregoing sentence. Buyer may store, use or dispose of any Excluded Assets which are not timely removed in such manner as Buyer deems appropriate, at Seller's risk and expense. Notwithstanding the foregoing, Seller shall cooperate with Buyer's efforts to coordinate the removal of Seller's signs from the Stores and the installation of Buyer's signs on the Stores. Prior to the Closing, Buyer shall obtain and provide to Seller a detailed estimate of the cost of such removal at each of the Stores for which Buyer desires to coordinate the removal and installation of signs. If Seller approves such cost estimate, which approval shall not be unreasonably withheld, then Buyer shall remove Seller's signs from the Stores covered by the approved cost estimate, and Seller shall reimburse Buyer for the cost of such removal up to the amount of the approved cost estimate.

2.          [Intentionally Omitted]

3.          PHYSICAL INVENTORY: The value assigned to the Inventory shall be determined pursuant to a physical inventory of the Stores taken by a team of RGIS or Keller (as most recently used by the particular Store) inventory takers (the "Inventory Service"), as set forth in Section 6 below (or such other date and time as the parties shall mutually agree upon). Representatives of Buyer and Seller shall be present at the taking of the physical inventories to settle all disputes as to damaged, obsolete, unsalable or other items not to be included in the Inventory. All damaged or unsalable inventory, consigned inventory, inventory with expired "pull dates," prescription drugs carrying an expiration date that is within sixty (60) days after the Closing Date (as hereinafter defined), and so-called "private label" inventory of Seller, and any other items listed on Exhibit F attached hereto shall be excluded from the Inventory schedule and shall be removed by Seller prior to the Closing (as hereinafter defined). Buyer acknowledges and agrees that during the 30-day period preceding the Closing, Seller is permitted to sell-down its inventory not included in the Inventory to be purchased by Buyer under this Contract. Buyer and Seller shall each pay one-half of the costs for the services of the inventory takers. Buyer and Seller agree that all economic operations of the Stores and all deliveries of Inventory to the Stores from and after the Closing Date shall be for the account of Buyer or Buyer's designee, as the case may be, except that which was ordered by Seller, such that any Inventory ordered by Seller prior to the Closing Date, but which does not arrive until after the Closing Date, shall be the property of Seller. The sales price for the Inventory shall be determined as set forth on Exhibit F. Buyer and Seller agree to execute, effective as of the Closing Date, a resale certificate(s) for the Inventory if required by the State of Ohio or Michigan, as applicable. As soon as practicable following completion of the taking of the physical inventories of the Store, the Inventory Service shall prepare and furnish to Seller and Buyer a detailed accounting of the computation of the value of the Inventory for the Stores, taking the results of the physical counts of the Inventory and applying the formulas set forth on Exhibit F. Seller and Buyer shall then have five (5) business days after its receipt of such detailed accounting in which to examine such accounting, during which time Buyer and Seller shall reasonably cooperate to resolve any computational errors or discrepancies. If Seller and Buyer are unable to resolve any such errors or discrepancies on mutually agreeable terms, then the matter shall be submitted to the Inventory Service for final determination, which determination shall be binding upon Seller and Buyer and not subject to further review.

4.          CONTRACT SALES PRICE: The total purchase price (the "Sales Price") for the Property, excluding Inventory, shall be TWENTY-TWO MILLION and 00/100 DOLLARS ($22,000,000.00), payable in cash at the Closing (as hereinafter defined), as allocated on Exhibit G attached hereto and incorporated herein, plus or minus the prorated amounts described in Section 6 and any other adjustments described herein. In addition, at the Closing, Buyer shall pay to Seller in cash the Inventory value based on the preliminary accounting prepared by the Inventory Service following completion of the physical count, less any amount disputed by Buyer (the "Preliminary Inventory Amount"). Within five (5) days following determination of the final Inventory value as provided in Section 3, if the final Inventory value exceeds the Preliminary Inventory Amount, then Buyer shall pay to Seller in cash the difference; if the Preliminary Inventory Amount exceeds the final Inventory value, then Seller shall pay to Buyer in cash the difference. Payment in cash shall mean by wire transfer of immediately available federal funds ("Immediately Available Funds").

5.          [Intentionally Omitted]

6.          CLOSING:

          (a)           (1)           The closing of Seller's sale of the Property to Buyer (the "Closing") shall be conducted by the Title Company (hereinafter defined) through the mail (or such other manner or place as may be mutually agreed to by the parties) in two stages. The first Closing shall occur on Friday, June 20, 2003 (the "Initial Closing Date") and the second Closing shall occur one week later (the "Subsequent Closing Date"), provided that such dates may be extended upon the request of Seller for an additional period of time or periods of time not beyond Monday, July 28, 2003 as reasonably necessary to (i) allow for the fulfillment of any condition to Closing which has not been satisfied or waived by the applicable party to which such condition applies or (ii) correct a Material Defect or Material Title Defect. The three Stores listed on Exhibit B (and the Property related to such Stores) shall be transferred on the Initial Closing Date and the remaining ten Stores listed on Exhibit A (and the Property related to such Stores) shall be transferred on the Subsequent Closing Date. The Initial Closing Date and the

Subsequent Closing Date shall be deemed a "Closing Date" with respect to the Stores (and related Property) which are to be transferred on such date.

                    (2)          The Closing shall be conducted, pro-rations determined and possession delivered in accordance with the following procedures:
(i)

On the Wednesday prior to the Initial Closing, Seller and Buyer shall put into escrow with Chicago Title Insurance Company ("Title Company") the net amount due from Buyer at Closing according to the Settlement Statement and all Closing documents required to be delivered pursuant to the terms of this Contract for all the Stores.

(ii)

On the Wednesday preceding the applicable Closing Date, the Stores to be transferred on such Closing Date shall be closed at 6:00 p.m. eastern time (no Inventory shall be sold or delivered) and the parties shall cause the Inventory to be counted in accordance with the terms and conditions of this Contract (including Exhibit C). At the conclusion of the inventory count, all keys, combinations to safes, and passwords for the Stores shall be delivered to authorized personnel of Buyer ("Possession Date"), and Buyer shall immediately make their own arrangements to have the locks changed.

(iii)	All pro-rations shall be calculated as of the Closing Date, in accordance with the other terms and conditions of this Contract.

(iv)	Exclusive possession of the Property shall transfer as of the Possession Date, subject only to the Permitted Exceptions and the Tenant Leases.

(v)

The Deeds and other documents put into escrow relating to a Store shall be disbursed out of escrow and recorded (where necessary) on the Closing Date for such Store; and on such date, the net amount due Seller according to the Settlement Statement for such Store shall be disbursed by the Title Company to Seller.

(vi)

The Title Company shall invest the funds escrowed by the Buyer in such manner as the Buyer may direct for the period of time the Title Company holds any or all of such funds in escrow. After Closing, the Title Company shall deliver any interest so earned to the Buyer.

(vii)	Seller shall bear the risk of loss for all Property relating to a Store up and until conclusion of the inventory count on the Possession Date.

(viii)

The parties agree to reasonably cooperate to effect the turnover of the Stores. Buyer shall be permitted to commence conversion operations at a particular Store following the closing of the Store for the physical inventory.

          (b)          At the Closing, Seller shall deliver to Buyer, at Seller's sole cost and expense, the following, unless such delivery shall occur earlier, as provided below:
(1)

duly executed and acknowledged Limited Warranty Deeds in the form mutually agreed upon by the parties (the "Deeds") conveying good and marketable title in fee simple to the Owned Store Properties, by reference to the "historical" legal description or other legal description reasonably acceptable to Buyer and Seller, subject to: (i) the Permitted Exceptions, (ii) easements and restrictions of record, (iii) roads and public rights of way, (iv) real estate taxes and installments of assessments not due and payable as of the Closing Date, (v) zoning laws and ordinances, (vi) exceptions caused by the acts or omissions of Buyer, (vii) matters approved, assumed or waived by Buyer, (viii) matters insured by the Title Company, and (ix) such state of facts as would be shown on an accurate ALTA/ASCM Land Title Survey (nothing contained in this subsection shall affect Buyer's right to object to Material Title Defects in accordance with Section 8(a) below or to refuse to close because the condition set forth in Section 18(e) has not been satisfied);

(2)

an Assignment and Assumption of Leasehold Agreement in substantially the form attached hereto as Exhibit I (the "Assignment and Assumption of Leasehold") duly executed and acknowledged by Seller, whereby Seller assigns all of Seller's right, title and interest to the Leased Store Properties to Buyer and Buyer agrees to assume all obligations of Seller under the applicable Store Lease from and after the Closing Date;

(3)	duly executed bills of sale in the form mutually agreed upon by the parties (the "Bills of Sale") covering FF&E and Inventory;

(4)

an Assignment and Assumption of Contracts in substantially the form attached hereto as Exhibit K (the "Assignment and Assumption of Contracts") duly executed and acknowledged by Seller, whereby each of the Service Contracts agreed to be assumed by Buyer are assigned to Buyer and whereby the assignable Permits and any assignable warranties, guaranties and bonds are assigned to Buyer and Buyer agrees to assume all obligations under such Service Contracts, Permits and warranties arising from and after the Closing Date;

(5)

an Assignment and Assumption of Leases in substantially the form attached hereto as Exhibit L (the "Assignment and Assumption of Tenant Leases") whereby each of the Tenant Leases applicable to a Store Property are assigned to Buyer and Buyer agrees to assume all obligations of the Seller under the Tenant Leases which arise from and after the Closing Date (subject to Section 6(h));

(6)	evidence of its capacity and authority for the Closing of the transaction contemplated herein;

(7)	a non-foreign affidavit as permitted by Section 1445 of the Internal Revenue Code, as amended, and the regulations promulgated thereunder;

(8)	a Settlement Statement executed by the parties showing the Sales Price adjusted by the prorations, costs, and other adjustments required by this Contract ("Settlement Statement");

(9)	All original Permits, which if located at the Store, shall remain at the Store; and

(10)

such other documents as may be reasonably required to close this transaction, duly executed, and in a form and substance reasonably satisfactory to Seller and Buyer, including, without limitation, any required Title Company affidavits, Closing certificates, recording affidavits and/or other items routine for a closing of this nature or necessary for the Title Company to remove any standard exceptions in its final title policies;

(c)	At the Closing, Buyer shall perform and deliver, at Buyer's sole cost and expense, the following:

(1)	the Sales Price subject to prorations and adjustments as provided in this Contract, in Immediately Available Funds;

(2)	the Assignment and Assumption of Leasehold duly executed by Buyer;

(3)	the Assignment and Assumption of Contracts duly executed by Buyer.

(4)	the Assignment and Assumption of Tenant Leases duly executed by Buyer;

(5)	evidence of its capacity and authority for the closing of the transaction contemplated herein;

(6)	the Settlement Statement; and

(7)	such other documents as may be reasonably required to close this transaction, duly executed and in form and substance reasonably satisfactory to Seller and Buyer.

          (d)          Seller shall pay 1/2 of any escrow fee arising from the transactions contemplated hereby, and with respect to the Owned Store Properties, 1/2 of the abstracting and title examination costs, title commitment fees, and title premiums with respect to the Owned Store Properties, 1/2 of the transfer tax and conveyance fees, and all of Seller's attorneys' fees and other expenses stipulated to be paid by Seller under other provisions of this Contract. Buyer shall pay all of the Survey costs, and all of the costs of any abstracting and title examination costs, title commitment fees, and title premiums with respect to the Leased Store Properties. Buyer shall pay 1/2 of any escrow fee, 1/2 of the abstracting and title examination costs, title commitment fees, and title premiums for the owner's title policies, 1/2 of the transfer tax and conveyance fees, and all of the costs of any endorsement to the owner's title policies and leasehold title policies (other than as required to correct a Material Title Defect), the recording fees for the Deeds, UCC search costs, Buyer's attorneys' fees, and other expenses stipulated to be paid by Buyer under other provisions of this Contract.

          (e)          Seller shall pay all property taxes and installments of assessments with respect to the Owned Store Properties that are due and payable as of the Closing Date. With respect to the Owned Store Properties located in Michigan, property taxes and installments of assessments shall be prorated to the Closing Date as provided in Section 211.2 of the Michigan Compiled Laws, as if paid in advance for the twelve (12) month period succeeding the date they first are billed and become due and payable. With respect to the Owned Store Properties located in Lucas County, Ohio, property taxes and installments of assessments shall be prorated from the last due and payable date to the date of Closing. With respect to all other Owned Store Properties located in Ohio, Seller shall be responsible for all unpaid taxes and installments of assessments for the year prior to Closing and taxes and installments of assessments for the year of Closing shall be prorated from January 1st to and including the date of Closing. Subject to the prorations described above, Buyer shall be responsible for all real property taxes and installments of assessments not yet due and payable including, but not limited to, deferred installments not yet payable of assessments that are a lien on the Owned Store Property on the Closing Date.

          (f)          Common area maintenance charges and assessments, taxes, rent, and other lease payments payable by Seller with respect to the Leased Store Properties, to the extent paid for by Seller or required to be paid for by Seller for a period after Closing, shall be prorated as of the Closing Date. CAM charges, insurance, utilities and taxes that have been billed by landlord(s), if any, as to the Leased Store Properties for the period prior to the Closing Date, and which Seller has not otherwise paid or pro-rated at Closing, shall be a continuing obligation of Seller which shall survive Closing. If, under the terms of the applicable Store Lease, Buyer is required to pay percentage rent for any period that includes the Closing Date, then Seller shall pay its pro rata share of such percentage rent based on the sales made by Seller from the applicable Store prior to the Closing Date. For purposes of such proration, the minimum sales base specified in the applicable Store Lease shall be prorated between Seller and Buyer based on the number of days in such period before and after the Closing Date. Subject to the pro rations referred to above, in connection with the Store Leases for Fremont and Suder Avenue in Toledo, Seller shall have the right to collect and retain all reimbursements owed to Seller by landlord or another tenant for common area maintenance and insurance costs, assessments and taxes, and other reimbursable costs incurred by Seller for the period prior to the Closing Date.

          (g)          Utilities and other customarily prorated expenses, including but not limited to water, sewer, gas, electricity, trash removal and fire protection service if such utilities cannot be transferred as of the Closing Date, and the Service Contracts, to the extent paid for by Seller or required to be paid for by Seller for a period after Closing, shall be prorated as of the Closing Date. Buyer shall arrange and bear all responsibility to arrange with all utility companies to have accounts styled in Buyer's name beginning on the Closing Date; provided, however, that Seller shall use its prompt and reasonable efforts to cooperate with Buyer in the transfer of such utilities to Buyer, including, without limitation, making reasonable efforts to obtain final meter readings and executing any documentation required to assign the existing telephone numbers for the Stores to Buyer. Seller shall remain responsible for any payments due to third-parties attributable to the period prior to the Closing; provided, however, that within thirty (30) days after the Closing Date, Buyer shall reimburse Seller for any portion of such payments for utilities and Service Contracts assumed by Buyer attributable to the period after the Closing Date.

          (h)          Security deposits paid by tenants under Tenant Leases shall be transferred to Buyer. Rents due from tenants under Tenant Leases, if applicable, and operating expenses and/or taxes payable by tenants under Tenant Leases, if applicable, shall be apportioned as of the Closing Date on the basis of the period for which the same is payable and if, as and when collected, as follows:

                    (1)          With respect to any parcel of Owned Store Property that contains a free standing Store (that is, a Store that is not part of a shopping center), the following provisions shall apply: All base rent, percentage rent, additional rent and similar charges collected in advance by Seller under the terms of the Tenant Leases shall be prorated between Buyer and Seller as of the Closing Date. To the extent that either party receives any payment of base rent, percentage rent, additional rent and/or other charges after the Closing Date, the same will be paid to or retained by the Parties in accordance with the terms of the Tenant Leases and this Section 6(h)(1). At Closing, base rent shall be prorated as of the Closing Date. Percentage rent will be separately prorated based on the percentage rents actually collected by Buyer and Seller. Such proration will be made separately for each tenant who is obligated to pay percentage rent for any period that includes the Closing Date. Any percentage rent received from a tenant after the Closing Date will be applied as follows: (i) Buyer will be entitled to a prorata portion of such percentage rent payment based on the number of days within the period on or after the Closing Date and (ii) Seller will be entitled to a prorata portion of such percentage rent payment based on the number of days within the period prior to the Closing Date. A party receiving any percentage rent from a tenant after the Closing Date shall promptly forward payment of the appropriate prorated portion to the other party. Any additional rent or similar charges received from a tenant after the Closing Date for charges incurred by Seller shall be retained by or forwarded by Buyer to Seller (as the case may be).

                    (2)          With respect to any parcel of Owned Store Property that contains a Store that is part of a shopping center, the following provisions shall apply: All base rent shall be prorated between Buyer and Seller as of the Closing Date. Percentage rent will be separately prorated based on the percentage rents actually collected by Buyer and Seller. Such proration will be made separately for each tenant who is obligated to pay percentage rent for any payment year that includes the Closing Date. Any percentage rent received from a tenant after the Closing Date will be applied as follows: (i) Buyer will be entitled to a prorata portion of such percentage rent payment based on the number of days within the payment year on or after the Closing Date and (ii) Seller will be entitled to a prorata portion of such percentage rent payment based on the number of days within the payment year prior to the Closing Date. A party receiving any percentage rent from a tenant after the Closing Date shall promptly forward payment of the appropriate prorated portion to the other party. Buyer shall apply rent and other income received from tenants under Tenant Leases after Closing in the following order of priority: (i) first, to base rent first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Buyer (ii) second, to payment of the current base rent then due for the month in which the Closing Date occurs, which amount shall be apportioned between Buyer and Seller as of the Closing Date (with Seller's portion thereof to be delivered to Seller); (iii) third, to delinquent base rent which was due and payable as of Closing but not collected by Seller as of Closing, which amount shall be delivered to Seller; and (iv) thereafter, to other tenant receivables for operating expenses and/or taxes payable by tenants under Tenant Leases before or after the Closing Date ("Other Tenant Receivables"). After the Closing Date, Seller shall provide a statement to Buyer setting forth the amount of estimated payments received from tenants under the Tenant Leases with respect to any payment period that includes the Closing Date, and a statement of the operating expenses and/or taxes incurred by Seller with respect to the same payment period. Such statement of operating expenses and/or taxes may include all amounts paid or incurred by Seller regardless of whether such amounts were billed to or paid by Seller before or after the Closing Date. Buyer shall incorporate such statements into the final reconciliation or determination of operating expenses and/or taxes due under the Tenant Leases for such payment period. If the final reconciliation or determination of operating expenses and/or taxes due under the Tenant Leases shows that a net amount is owed by Seller to Buyer, Buyer's pro rata portion shall be paid by Seller to Buyer within ten (10) business days of such final determination under the Tenant Leases. If the final determination of operating expenses and/or taxes due under the Tenant Leases shows that a net amount is owed by Buyer to Seller, Buyer shall, within ten (10) business days of such final determination, remit to Seller Seller's portion of operating expenses and/or taxes for the period up to and including the Closing Date, if, as and when received. If the amount of Other Tenant Receivables received from tenants under the Tenant Leases is not sufficient to pay the entire deficiency owed by such tenants to Seller and Buyer for their respective periods of ownership before and after the Closing Date, the amounts received shall be prorated between Seller and Buyer based on the total amount owed by such tenants to Seller and Buyer. Buyer agrees to receive and hold any monies received on account of such Other Tenant Receivables in trust for Seller and to pay same promptly to Seller as aforesaid. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Other Tenant Receivables for a period of one (1) year after Closing without prejudice to

Seller's rights or Buyer's obligations hereunder, provided, however, Seller shall have no right to cause any such tenant to be evicted or to exercise any other "landlord" remedy (as set forth in such tenant's Tenant Lease) against such tenant other than to sue for collection. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Buyer that portion of the monies so received by Seller to which Buyer is entitled within ten (10) business days after receipt thereof. With respect to delinquent base rent which was due and payable as of Closing but not collected by Seller as of Closing and Other Tenant Receivables, Buyer covenants and agrees to (A) bill the same when billable and (B) reasonably cooperate with Seller to determine and collect the correct amount of such delinquent base rent and Other Tenant Receivables due from tenants under the Tenant Leases. The Parties acknowledge that notwithstanding the terms of the Tenant Leases, all monthly payments made by tenants for estimated operating costs and/or taxes have been collected and reconciled by Seller on a calendar-year basis.

          (i)          Seller agrees to pay or discharge at or prior to Closing all leasing commissions under any brokerage or leasing commission agreements, costs for tenant improvements, legal fees and other costs and expenses (collectively, "Leasing Costs") that are due with respect to Tenant Leases in force as of or prior to the Closing Date. As of Closing, Buyer shall assume Seller's obligations for Leasing Costs incurred with respect to Tenant Leases and Tenant Lease renewals and extensions executed subsequent to the Closing Date.

          (j)          Seller shall deliver to each tenant under the Tenant Lease immediately after the Closing a notice regarding the sale, the form of which shall be reasonably acceptable to Buyer.

          (k)          Within a commercially reasonable period of time after Closing but in no event more than three (3) weeks after Closing, Seller shall deliver to Buyer all of its (i) maintenance and inspection records applicable to the Stores and/or the FF&E and (ii) such other documents and files which Buyer may reasonably request which are not proprietary to Seller.

          The provisions of Section 6 shall survive Closing.

7.          FEASIBILITY STUDY AND INSPECTION, TERMINATION RIGHT:

          (a)          Subject to the terms and conditions of the Tenant Leases, Buyer shall conduct such engineering studies and physical inspections of the Stores and the Store Properties that Buyer deems necessary, including, without limitation, environmental site assessments (collectively, the "Feasibility Study") during the period (the "Feasibility Period") commencing on the Effective Date of this Contract and ending at 5:00 p.m., eastern time on the date that is thirty (30) days after the Effective Date of this Contract. After Seller has received advance notice (which may be by facsimile) sufficient to permit it to schedule in an orderly manner Buyer's examination of the Stores, Buyer or its designated agents may enter upon the Stores during such hours as may be reasonably agreed to by Seller's representative during the Feasibility Period for purposes of analysis or other tests and inspections which may be deemed necessary by Buyer for the Feasibility Study. Buyer shall not be required to give more than twenty-four (24) hours' notice to examine the Stores. Buyer's notice shall state the dates on which Buyer shall inspect the Stores. Seller agrees to make its designated representatives available for such inspections. Seller shall have the right to accompany Buyer and/or its representatives during all inspections and any employee interviews (which interviews shall not be permitted without the pre-approval of Seller through its designated contact). Buyer shall not alter the physical condition of a Store without notifying Seller of its requested tests and obtaining the written consent of Seller to any physical alteration of the Store. Seller agrees to cooperate with Buyer to accommodate all inspections reasonably requested by Buyer during the Feasibility Period.

          (b)          In the event that the Feasibility Study, in the reasonable judgment of Buyer, based on the operating standards of other similarly situated properties in Buyer's chain, discloses a Material Defect (as hereinafter defined), then Buyer shall notify Seller of the Material Defect in writing (the "Material Defect Notice") no later than the last day of the Feasibility Period (time being of the essence with respect thereto). A "Material Defect" with respect to any individual Store and related Store Property is defined as defect(s) in the condition of the structure (including roof), equipment, plumbing, electrical or mechanical systems, or parking lot or other building included in such Store Property (each a "Store Component"), or an environmental condition affecting such Store Property that would materially and adversely affect the value of such Store Property, but only to the extent that such defect(s) for such Store Property would cost more than $75,000, in the aggregate, to correct. Notwithstanding the foregoing, the term "Material Defect" shall not be deemed to include (i) reasonable wear and tear or other conditions related to the age of any Store Component, unless such Store Component is in immediate need of replacement due to the imminent failure thereof prior to the Closing Date, or (ii) any condition that is within the maintenance obligations of the landlord under the terms of any of the Store Leases; and if equipment is not working (and has not otherwise been repaired or replaced by Seller), then the correction cost shall be included in the calculation of the $75,000 referenced in the preceding sentence. The Material Defect Notice, in order to be effective, must include (i) a reasonably sufficient description of the Material Defect(s), (ii) the recommended form of correction, and (iii) a reasonable estimate of the cost involved in order to correct the same provided by an independent architect, engineer or contractor (the "Cost Estimate"). Buyer shall pay the first $75,000, in the aggregate, of the cost of correction of the Material Defect(s) for each Store Property. If the Material Defect(s) for a Store Property would cost more than $75,000, in the aggregate, to correct (according to the Cost Estimate), Seller shall pay the next $75,000 of the cost of correction up to the amount of the Cost Estimate, but only to the extent that such cost is not recoverable by Buyer under Tenant Leases. In lieu of paying the cost of correction, Seller may replace any Store Component with a reasonably comparable used Store Component supplied by Seller. If Seller corrects the Material Defect(s) prior to the Closing Date, Buyer shall pay its share of the cost of such correction on or before the Closing Date. If Seller does not correct the Material Defect(s) on or before the Closing Date, Seller agrees that an amount equal to 100% of Seller's share of the Cost Estimate (less any amount recoverable by Buyer under Tenant Leases) will be placed in escrow until such Material Defect(s) are corrected. If the Material Defect(s) are not corrected by Seller within sixty

(60) days after the Closing Date, subject to force majeure, then Buyer shall make the corrections and deduct Seller's share of the cost of such corrections (up to the amount of the Cost Estimate) from the escrow account. Any proceeds remaining in the escrow account following the earlier of (i) the correction of the Material Defect(s) or, (ii) the first anniversary of the Closing Date, shall be released to Seller. If Seller and Buyer cannot agree on the form or cost of correction, such dispute shall be submitted to an engineer mutually agreeable to the parties, the expense of which shall be borne equally by the parties. The engineer shall decide which form of correction is the most cost-effective solution based on the age and condition of the Store Property and such decision shall be binding upon the parties. Notwithstanding anything to the contrary contained in this Section 7(b), if the Material Defect(s) for a Store Property would cost more than $150,000, in the aggregate, to correct, and Seller elects not to pay any cost of correction in excess of $150,000, Seller shall give written notice of such election to Buyer. Buyer may exclude such Store Property in accordance with Section 25 by giving Seller written notice within five (5) business days of Seller's notification of its intent not to pay any cost of correction in excess of $150,000. If Buyer does not give such notice to Seller, then Buyer shall purchase the Store at the Closing. If any equipment located in the Stores is in working order at the time of Kroger's completion of the Feasibility Study, but breaks down prior to the Closing, Seller shall either repair or replace such equipment prior to the Closing (and may replace such equipment with reasonably comparable used equipment supplied by Seller).

          (c)          Except as otherwise may be set forth herein, the Feasibility Study shall be at Buyer's expense. Buyer shall promptly restore the Stores and the FF&E to their condition prior to Buyer's entry thereon if damaged or changed due to the tests and inspections performed by Buyer, free of any mechanic's or materialmen's liens or other encumbrances arising out of any of the inspections or tests, and shall provide Seller, at no cost to Seller, without warranty or representation by Buyer of any kind, a copy of the results of any tests and inspections made by Buyer, its agents, independent contractors, servants and/or employees (collectively, "Buyer's Related Parties"). Prior to Closing, Buyer shall keep confidential the results of any tests and inspections made by Buyer, and shall not disclose such results to any third parties, other than Buyer's partners, employees and agents and prospective lenders, partners, engineers, prospective tenants and/or purchasers, all of whom shall similarly keep such information confidential, except disclosure required under force of law. Buyer hereby indemnifies and holds Seller harmless from all claims, liabilities, damages, liens, losses, costs, expenses (including, without limitation, reasonable attorneys' fees), actions and causes of action arising out of the tests and inspections performed by Buyer and/or Buyer's Related Parties, excluding those caused by or in any way contributed to by the negligence or willful misconduct of Seller, its agents, independent contractors, servants and/or employees; provided, for purposes of this indemnification only, Buyer shall not have any liability for any pre-existing conditions discovered by Buyer in connection with its Feasibility Study, except to the extent that such pre-existing conditions are aggravated by Buyer or Buyer's Related Parties in conducting its Feasibility Study.

          (d)          All information and material furnished or made available by Seller to Buyer in accordance with this Contract or obtained by Buyer in the course of its investigation shall be treated as confidential information by Buyer prior to the purchase of the Property by Buyer, and if this Contract shall not close, Buyer shall not divulge, and shall use reasonable efforts to prevent Buyer's Related Parties from divulging, such information, except as reasonably necessary to third parties engaged by Buyer for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction, including, without limitation, Buyer's attorneys and representatives, agents, experts, consultants, prospective lenders, partners, engineers, tenants and/or purchasers, all of whom shall similarly keep such information confidential, except disclosure required under force of law, except disclosure required under force of law. Notwithstanding the foregoing, Buyer shall be permitted to disclose, during the term of this Contract, to its prospective lenders, agents, experts, consultants, partners, engineers, tenants and/or purchasers, courts and governmental agencies having jurisdiction, information regarding the description, location and condition of the Stores, including the fact that Buyer has the Stores under contract, and the proposed Closing Date. In the event this Contract shall not close, Buyer shall deliver to Seller within ten (10) business days all copies made of materials and information pertaining to the Property furnished or made available to Buyer or Buyer's Related Parties (excluding Buyer's or its assignees' financial information). The provisions of this Section 7(d) shall survive the Closing or any termination of this Contract for so long as the Confidentiality Agreement, dated December 23, 2002 between Buyer and Spartan Stores, Inc. (the "Confidentiality Agreement"), by its express terms, survives. Buyer shall have no liability to Seller or otherwise for information already in the public domain or obtained by third-parties independently. In the event of any inconsistency between this Contract and the Confidentiality Agreement, this Contract shall control. Notwithstanding the above, the Confidentiality Agreement remains in effect with respect to the information provided to Buyer about the operation of Seller or its affiliates not related to the Stores or the Property (i.e., the other stores of Seller that Buyer is not purchasing under this Contract).

          (e)          Within ten (10) days after the Effective Date, Seller shall deliver to Buyer true, correct and complete copies of (i) the Permits, and (ii) any existing land surveys, environmental assessments or reports, appraisals, plans and specifications, engineering, maintenance and inspection records pertaining to the Property and in Seller's possession. All such materials and information shall be provided to Buyer in such form as such information may presently exist or be readily available. If this purchase and sale is closed, then Buyer may keep and use all such information and materials without restriction. If this purchase and sale does not close for any reason, then Buyer shall promptly return such materials and information to Seller within ten (10) business days after written demand, provided however, in the event of Seller's default, Buyer shall be entitled to retain copies of such material, if any, relating to such default. The provisions of this Section 7(e) shall survive Closing or any termination of this Contract.

          (f)          Prior to the Effective Date, Buyer has reviewed copies of the Leases and Tenant Leases. If a Store Lease or Tenant Lease is materially different from the copies provided to Buyer prior to the Effective Date or contains material terms not previously disclosed to Buyer which are unacceptable to Buyer in its reasonable discretion, Buyer shall notify Seller of its objection ("Lease Objection") no later than the last day of the Feasibility Period. In the event Seller is unwilling or unable to cure a

Lease Objection, Seller shall give notice to Buyer that it is unwilling or unable to cure such Lease Objection, and Buyer shall either waive the uncured Lease Objection and proceed to Closing or exclude the Store with the Lease Objection in accordance with Section 25. Buyer shall give notice to Seller of its election to exclude or purchase the Store within five (5) business days of its receipt of Seller's notice.

          (g)          Seller has provided to Buyer copies of Seller's records, if any, concerning asbestos containing materials present at the Store Properties, or presumed to be present at the Store Properties.

          The provisions of Section 7 shall survive the Closing or any termination of this Contract.

8.          TITLE APPROVAL:

          (a)           During the Feasibility Period, Buyer may obtain, at Buyer's sole option, for each Store Property a Commitment for Title Insurance from the Title Company with copies of all recorded instruments affecting the Store Property and recited as exceptions in such Commitment for Title Insurance (the "Commitment"). During the Feasibility Period, Buyer, at Buyer's sole option, may obtain current surveys of the Store Properties (the "Survey") made by a registered professional land surveyor. Buyer may, within the Feasibility Period, provide to Seller a notice ("Title Defect Letter") setting forth all such title and survey matters constituting a Material Title Defect (defined below) to which Buyer objects, and Seller shall have the option to be exercised in writing ("Seller Response Letter") within five (5) days of the receipt of the Title Defect Letter to elect to cure (or cause the Title Company to "insure over") some or all of such objections but shall not be required to correct the same; provided that Seller shall be required, at or prior to the Closing, to remove (or cause the Title Company to "insure over") any existing deeds of trust, mortgages, liens or other encumbrances evidencing final and determinable monetary obligations given by or caused by Seller and recorded in the chain of title against the Store Properties, but in no event shall any of Seller's obligations hereunder require expenditures of money for the discharge of judgment or other non consensual liens in excess of the Sales Price. In the event such objections cannot be corrected or such objection can be cured (or "insured over") and Seller elects not to correct such objection, it shall notify Buyer, and Buyer shall either waive the uncured title objections and proceed to Closing, or exclude the Store with the Material Title Defect in accordance with Section 25. Buyer shall notify Seller of its election to exclude or purchase the Store within five (5) business days of its receipt of notice from Seller. Buyer may not remove a Store as a result of any matter in any Commitment or Survey which is not a Material Title Defect (as defined below). The phrase "Permitted Exceptions" shall mean: (i) those exceptions to title set forth in a Commitment or disclosed by the Survey that are not Material Title Defects or are Material Title Defects (A) to which Buyer does not object, (B) to which Buyer waives any objection, or (C) which are cured by Seller (or "insured over"), and (ii) the two easements to be placed on the Land related to Store 6042, located at 850 S. Monroe St., Monroe, Michigan 48161 (one being a replacement easement for parking and drainage in favor of Monroe Bank and Trust and the other being an access easement to Wendy's). To the extent Buyer's title examinations reveal any title defect that has, in Buyer's reasonable business judgment, a material adverse effect on the ability of the Buyer to utilize a Store as a Kroger full service grocery supermarket and pharmacy or materially and adversely affect the value of the Property, then any such title exception is herein called a "Material Title Defect". Without limitation, a Material Title Defect shall be deemed to exist if (i) any third-party has the right to "repurchase" all or any portion of any Owned Store Property or a reversionary interest exists with respect thereto, (ii) Buyer's rights as a tenant under a Lease may be foreclosed or otherwise terminated by the existence of a lien, mortgage, deed of trust or other encumbrance on the fee-interest or any superior leasehold interest in the Leased Store Property or (iii) any judgment or non-consensual liens recorded against a Store Property which is not fully bonded over or fully insured over by the Title Company. If Seller elects to cause the Title Insurer to "insure over" any objection, Seller shall pay any resulting increase in the title insurance premium, and the form of "insurance over" such objection shall be subject to Buyer's approval, which shall not be unreasonably withheld.

          (b)          After the Effective Date of this Contract, Seller, without the prior written consent of Buyer, shall not intentionally or deliberately place, or permit to be placed, on any Store Property any lien, encumbrance or other exception other than (1) the Permitted Exceptions; and (2) any replacement, renewal, refinancing, or extension of any secured indebtedness of Seller or affiliate of Seller existing as of the date of this Contract (each, a "Refinancing"). If as a result of Seller's intentional or deliberate actions without the prior written consent of Buyer, any lien, encumbrance or other matter is placed on a Store Property after the Effective Date and prior to the Closing Date, then Buyer shall nevertheless proceed to Closing and Seller shall provide evidence at Closing, as approved by the Title Company, of the removal of the lien, encumbrance or other matter from the Title Policy, or shall otherwise cure or remove the lien, encumbrance or other matter or cause the Title Company to insure over such defect in a manner reasonably acceptable to Buyer.

9.          BROKER'S FEE: Except for the commission owed to The Food Partners, which Seller agrees to pay, Buyer and Seller represent and warrant to each other that no real estate commissions, finders' fees, or brokers' fees have been or will be incurred in connection with the sale of the Property by Seller to Buyer. Buyer and Seller shall indemnify, defend and hold each other harmless from any claim, liability, obligation, cost or expense (including reasonable attorneys' fees and expenses) for fees or commissions relating to Buyer's purchase of the Property asserted against either party by any broker or other person claiming by, through or under the indemnifying party or whose claim is based on the indemnifying party's acts. The provision of this Section 9 shall survive the Closing or any termination of this Contract.

10.          LIMITATIONS OF SELLER'S REPRESENTATIONS AND WARRANTIES:

          Buyer acknowledges and agrees that, except as otherwise expressly stated in Section 13A or in any conveyance instrument delivered by Seller pursuant to this Contract, Seller has not made, and Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, including but not limited to any warranty, guaranty or representation concerning (i) the nature and condition of the Property, including, without limitation, the water, soil and geology, and the suitability thereof and of the Property for any and all activities and uses which Buyer may elect to conduct thereon; (ii) except for any warranty contained in the Deed, any Assignment and Assumption of Leasehold, any Assignment and Assumption of Tenant Leases, any Assignment and Assumption of Contracts and any Bills of Sale to be delivered by Seller pursuant to this Contract, the existence, nature and extent of any right-of-way, lease, right to possession or use, lien, encumbrance, license, reservation, condition or other matter affecting title to the property; and (iii) the compliance of the Property or its operation with any laws, ordinances, orders, rules or regulations of any governmental or other body. Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on the express provisions of Section 13A and on its own investigation of the Property. Buyer agrees to accept the Property and acknowledges that the sale of the Property as provided for in this Contract is made by Seller on an "as is, where is and with all faults" basis, except as otherwise expressly provided in Section 13A or as expressly agreed to in writing prior to closing. Buyer expressly acknowledges that, in consideration of the agreements of Seller in this Contract, except as otherwise specified in Section 13A, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, merchantability, tenantability or fitness for a particular use or purpose, with respect to the Property.

11.          DEFAULT: Unless otherwise provided for in this Contract, if the transaction contemplated hereby is not consummated by reason of Buyer's breach or other failure to timely perform all obligations and conditions to be performed by Buyer, and Buyer fails to cure such breach or failure within twenty (20) days following written notice from Seller, Seller may (i) terminate this Contract, (ii) sue Buyer for specific performance or (iii) pursue such other remedies as may be available at law or in equity, including a recovery for damages sustained and proven as a result of the breach of this Contract by Buyer provided that Buyer's liability for damages hereunder shall in no event exceed the Sales Price. If the transaction contemplated hereby is not consummated by reason of Seller's breach or other failure to timely perform all obligations and conditions to be performed by Seller, and Seller fails to cure such breach or failure within twenty (20) days following written notice from Buyer, Buyer may (i) terminate this Contract, (ii) sue Seller for specific performance or (iii) pursue such other remedies as may be available at law or in equity, including a recovery for damages sustained and proven as a result of a breach of this Contract by Seller provided that Seller's liability for damages hereunder shall in no event exceed the Sales Price.

12.          ATTORNEYS' FEES: Any party to this Contract who is the prevailing party in any legal proceeding against the other party brought under or with respect to this Contract or transaction (including any post Closing matters) shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

13A.          REPRESENTATIONS AND WARRANTIES OF SELLER: Seller hereby represents and warrants to Buyer, as of the effective date of this Contract and remade as of the Closing Date as follows:

          (a)          Corporate Status. Seller is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of the State of Ohio or

Michigan, as applicable, and is qualified to transact business in, and is in good standing under the laws of, the State of Ohio or Michigan, as applicable. Seller has the corporate power and authority to sell and convey the Property as provided in this Contract and to carry out Seller's obligations hereunder, and all requisite corporate action necessary to authorize Seller to enter into this Contract and to carry out Seller's obligations hereunder has been taken.

          (b)          No Violation, Binding Effect. The execution, delivery and performance of this Contract by Seller do not contravene, or constitute a default under, Seller's articles of incorporation or any provision of any agreement, law, rule, regulation, judgment, order, decree or other instrument binding upon Seller or the Property. This Contract has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

          (c)          Leases. Seller has provided to Buyer a true and complete copy of the Store Leases to which Seller is a party, which have not been amended or modified except as set forth in Exhibit B-1. Seller has not previously assigned its interest in the Store Leases. The leasehold estate created under the Store Leases are, or will be, as of the Closing Date, free and clear of all liens created by, through or under Seller except the Permitted Exceptions. Seller is not in default in the payment of rent or other sums due under the Store Leases, and to Seller's current actual knowledge, Seller is not in material default under any other provision of the Store Leases. "Seller's current actual knowledge" means the actual knowledge of the current executive officers of Seller, Cliff Sasfy, Director of Real Estate, Darline Wessels, Manager of Real Estate, and Bob Dykhouse, Manager of Facilities.

          (d)          Tenant Leases. Seller has provided a true and complete copy of the Tenant Leases to which Seller is a party existing as of the Effective Date of this Contract, which have not been materially amended, modified or supplemented, except as set forth in Exhibit D. Seller has not previously assigned its interest in such Tenant Leases. To Seller's current actual knowledge, Seller is not in material default under such Tenant Leases. To Seller's current actual knowledge, the tenants under the Tenant Leases are not in material default of such leases, except as described in Exhibit M.

          (e)          Property. To Seller's current actual knowledge, Seller has or, as of the Closing Date, will have, good and marketable title in all respects to the Property, subject to the Permitted Exceptions. None of the personal property included in the Property will be subject to any lien, except for Permitted Exceptions. Except for the Tenant Leases, there are no leases, sub-leases, licenses, concession or similar agreements that grant any third party the right to occupy any part of a Store or Store Property or to operate any business or conduct any other activity in a Store or Store Property. The Owned Store Properties are covered by insurance at $65 per square foot and other retail improvements are covered by insurance at $40 per square foot.

          (f)          Litigation. Except for any litigation described on Exhibit N, to Seller's current actual knowledge there are no judgments, orders or decrees binding on Seller that are reasonably likely to delay or prevent the consummation of the transaction contemplated hereby or are reasonably likely to prevent or materially and adversely affect the operation of any Store Property by Buyer. Except as disclosed on such Exhibit N, to Seller's current actual knowledge Seller has not received any written notice of (i) any pending or threatened litigation or governmental proceeding which would materially adversely affect the Store Property; or (ii) any violation or alleged violation of any governmental requirement affecting the Store Property which would materially and adversely affect any Store Property.

          (g)          Hazardous Materials. Except as disclosed in Section 7(g), Seller has no current actual knowledge of and has received no written notice of (i) any violation of any environmental laws, rules, regulations, ordinances or order with respect to any hazardous wastes, hazardous materials, toxic substances or related substances with respect to any Store Property, or (ii) the existence of any underground or aboveground storage tanks under or on any Store Property.

          (h)          No Violations. To Seller's current actual knowledge, no written notice of material violation of any building, zoning, fire, health or other regulatory laws, statutes, ordinance or regulations relating to any Store Property has been received by Seller and is now outstanding, except for any matters disclosed on Exhibit O.

          (i)          Permits. To Seller's current actual knowledge, Seller has obtained from all federal, state and local authorities all material permits, licenses and variances required for Seller's operation of the Store Properties. To Seller's current actual knowledge, the Store Properties are not being operated or sold in any material respects in violation of any of the provisions of such permits or licenses.

          (j)          Personal Property Tax. Seller has delivered to Buyer accurate and complete copies of all personal property tax documents for the Stores for the tax year 2002 filed with the State of Ohio or Michigan, as applicable.

          (k)          [Intentionally Omitted]

          (l)          Vendor Equipment. Seller has granted Buyer access to all Stores; all equipment owned by third-party vendors and located in the Stores was present in the Stores at such time. All such equipment (excluding any equipment covered by leases assumed by Buyer at Closing) shall be removed by Seller from the Stores within five (5) business days after the Closing Date.

          (m)          Seller Equipment. Seller has granted Buyer access to all Stores; all equipment owned by Seller and located in the Stores was present in the Store at such time. All such equipment is present in the Store as of the Effective Date. No replacement/removal of such equipment shall be allowed other than as contemplated by Section 7.

13.B.          SURVIVABILITY OF REPRESENTATIONS AND WARRANTIES: Any representations and warranties contained in this Section 13 shall survive from and after the Closing Date for a period of eighteen (18) months except that the representations in (a), (b) and (e) shall survive for an unlimited period ("Survivability Period"). To enforce a breach of any representations and warranties set forth in this Section 13, Buyer must commence a legal action in writing prior to the expiration of the Survivability Period. In the event of a breach of such representations and warranties, Buyer shall be entitled to be indemnified by Seller for its damages proven and arising from such breach (subject to the limitations set forth in Section 20).

14.A.          COVENANTS OF SELLER: Seller agrees with Buyer that, from and after the Effective Date of this Contract to and including the applicable Possession Date:

          (a)          Modify Contract. Seller shall not amend, extend, modify or in any way alter any Lease, Tenant Lease or other contract or agreement in any material respect which adversely affects the Property or enter into any new contract or agreement affecting the Property or any portion thereof in any material respect without the prior written consent of Buyer, except (i) Seller may grant any lien, encumbrance, interest or other matter on or in Property after the Effective Date and prior to the Closing Date in connection with a Refinancing if it removes or otherwise cures the lien, encumbrance, interest or other matter prior to the Closing Date, or if such Property is covered by the Title Policy, then Seller will remove the lien, encumbrance interest or other matter from the Title Policy, or shall otherwise cure or remove the lien, encumbrance interest or other matter or cause the Title Company to insure over such defect in a manner reasonably acceptable to Buyer, (ii) Seller may amend, extend, modify or otherwise alter any contracts or agreements which are terminable on the Closing Date or are terminable upon the delivery of thirty (30) days prior notice by the owner of the Property, (iii) Seller may amend, modify or otherwise alter any existing Tenant Lease in the ordinary course of business except in no event shall there be any change in the term (unless a tenant is exercising a right of renewal or extension), decrease in monetary obligations or adverse change in the use or exclusions of such Tenant Lease without the prior written consent of Buyer and (iv) Seller shall terminate any Service Contracts as of the Closing Date (as to the Store being transferred) which Buyer has not elected to assume during the Feasibility Period.

          (b)          Expenses. Seller shall, subject to the prorations and other provisions described herein, pay all accounts, bills, trade payable and expenses of maintenance and operation of the Property relating to the Store attributable to the period prior to the Closing Date, except for such amounts as are contested or disputed by Seller in good faith with reasonable grounds.

          (c)          Maintenance. Seller will maintain and keep the Property, the Stores and all FF&E located therein in the condition as exists on the Effective Date of this Contract, except for ordinary wear and tear and damage due to casualty or condemnation.

          (d)          Insurance. Seller will keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it with respect to the Property and will not change or alter its current programs of insurance.

          (e)          Permits and Approvals. Seller will perform in all material respects all of its obligations under all licenses, permits and approvals relating to or affecting the Store.

          (f)          Disposition of Assets. Seller will not sell, assign, transfer, convey or otherwise dispose of, or enter into any agreement to sell, assign, transfer, convey or otherwise dispose of, any of the Property (excluding sales of Inventory in the ordinary course of business) without Buyer's prior written approval, provided Seller shall be allowed (i) to sell or dispose of any FF&E in the ordinary course of its store operations provided other FF&E in substantially the same or better condition replaces the sold or disposed FF&E, or (ii) Seller may grant any lien, encumbrance, interest or other matter on or in Property after the Effective Date and prior to the Closing Date in connection with a Refinancing if it removes or otherwise cures the lien, encumbrance, interest or other matter prior to the Closing Date, or if such Property is covered by the Title Policy, then Seller will remove the lien, encumbrance interest or other matter from the Title Policy, or shall otherwise cure or remove the lien, encumbrance interest or other matter or cause the Title Company to insure over such defect in a manner reasonably acceptable to Buyer.

          (g)          Employee Termination. Seller is responsible for complying with the requirements of the Worker Adjustment and Retaining Notification Act ("WARN") with respect to its cessation of operation of the Stores.

          (h)          Inventory Transfers. Except in the ordinary course of business, Seller shall not transfer any Inventory into a Store from any store or other facility owned or operated by Seller or any affiliate of Seller.

          (i)          Bulk Sales Act. Buyer waives compliance by Seller with any applicable Bulk Sales Act or similar law to the extent required in connection with this transaction. Seller shall indemnify, defend and hold harmless Buyer and the Property from any demands, claims or liabilities arising from any failure of Seller to so comply as provided in Section 20 of this Contract.

14.B.          ADDITIONAL COVENANTS: Each party will use all reasonable efforts to fulfill the conditions required to be fulfilled by such party that are necessary to bring about the timely consummation of the transactions contemplated by this Contract. After the Closing, each party will take all such further actions, execute and deliver all such further documents and do all other acts and things as the other party may reasonably request for the purpose of carrying out the intent of this Contract (including the satisfaction of closing conditions) and the other documents referred to in this Contract. Promptly following the Closing, Seller shall make a public announcement in the markets served by the Stores that it will accept Spartan Stores-affiliated gift cards and gift certificates at its Pharm stores.

15.          CONDEMNATION: Seller shall give prompt written notice to Buyer of Seller's receipt of any pending or threatened condemnation affecting a Store. If prior to the Closing, condemnation proceedings are commenced in writing against Store Properties that involve a taking that has a material adverse effect on the ability of Buyer to utilize a store as a Kroger full service grocery supermarket (and pharmacy if applicable), then Buyer shall have the right to exclude such Store in accordance with Section 25 by giving Seller written notice within five (5) business days following its receipt of Seller's notice. If Buyer does not exercise its right to exclude the Store, then at Closing Seller shall assign to Buyer the condemnation award, if any, previously received by, or subsequently payable to, Seller with respect to the Store, and the Sales Price shall not be reduced.

16.          DAMAGE TO PROPERTY: Seller agrees to give Buyer prompt notice of any fire or other casualty affecting a Store between the Effective Date of this Contract and the Closing.

          (a)          Owned Store Property. If, prior to the Closing, there shall occur any damage to an Owned Store Property caused by fire or other casualty ("Casualty"), and if such Casualty damages twenty percent (20%) or less (by replacement cost) of the buildings located on the Land, Buyer shall purchase the Store at Closing without reduction in the Sales Price, whereupon Seller shall assign any Casualty award under any applicable insurance policy to Buyer and shall pay Buyer an amount equal to any deductible under such insurance policy. If, prior to the Closing, there shall occur any damage to an Owned Store Property caused by Casualty, and if such Casualty damages more than twenty percent (20%) (by replacement cost) of the buildings located on the Land, then Buyer, at its option, shall either (i) purchase the Store at the Closing without reduction in the Sales Price, whereupon Seller shall assign any Casualty award under any applicable insurance policy to Buyer and shall pay Buyer an amount equal to any deductible under such insurance policy, or (ii) elect to exclude the Store from this Contract in accordance with Section 25. Buyer shall notify Seller of its election to exclude or purchase the Store within twenty (20) days from the date of the Casualty.

          (b)          Leased Store Properties. If prior to the Closing, any part of any of the Leased Store Properties shall be damaged by Casualty such that the landlord under such Store Lease may elect to terminate the Lease and the landlord does so elect to terminate such Lease, such Store shall be excluded from this Contract in accordance with Section 25. If the landlord has not exercised its election as of the scheduled Closing Date, the Closing Date for the affected Leased Store Property shall be delayed until ten (10) days after the Landlord exercises such election. If the landlord does not or cannot terminate such Lease, then the Closing shall take place and Seller shall assign its right, title and interest in any Casualty award under the applicable Lease to Buyer. Notwithstanding the foregoing, if any such Casualty damages more than twenty percent (20%) (by replacement cost) of the premises described in any Store Lease, then regardless of whether the landlord elects not to terminate the Store Lease, Buyer, at its option, may either (i) purchase the Leased Store Property at the Closing without reduction in the Sales Price, whereupon Seller shall assign any Casualty award under any applicable insurance policy to Buyer and shall pay Buyer an amount equal to any deductible under such insurance policy, or (ii) elect to exclude the Store from this Contract in accordance with Section 25. Buyer shall notify Seller of its election to exclude or purchase the Store within twenty (20) days from the date of the Casualty.

17.          REPRESENTATIONS AND WARRANTIES OF BUYER: Buyer represents and warrants to Seller, which representations and warranties shall be deemed made by Buyer to Seller as of the Effective Date of this Contract and also as of the Closing Date, as follows:

          (a)           Corporate Status. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Ohio. Buyer has the power and authority to purchase and receive the Property as provided in this Contract and to carry out Buyer's obligations hereunder, and all requisite action necessary to authorize Buyer to enter into this Contract and to carry out Buyer's obligations hereunder has been taken.

          (b)          No Violation, Binding, Effect. The execution, delivery and performance of this Contract by Buyer do not contravene, or constitute a default under, Buyer's articles of incorporation or by-laws or any provision of any agreement, law, rule, regulation, judgment, order, decree or other instrument binding upon Buyer. This Contract has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms.

18.          CONDITIONS PRECEDENT TO PERFORMANCE OF BUYER'S OBLIGATIONS: The obligations of Buyer to purchase the Property under this Contract are subject to the satisfaction at or prior to the Closing Date or waiver by Buyer of the following conditions:

          (a)          No Violations of Law. At the Closing Date there shall exist (i) no law, rule or regulation, (ii) no judgment, order or decree, and (iii) no violation by Seller of any law, rule, regulation, judgment order or decree which makes the transactions (or any part of same) described herein illegal or otherwise prohibited; provided that if such condition cannot be satisfied, Seller shall have the option to elect to exclude one or more Stores from this Contract in accordance with Section 25; and provided further, that this subsection shall not include the existence of any law, rule, or regulation that would otherwise limit or prohibit the transfer of a license or permit (e.g., pharmacy or liquor license).

          (b)           Performance of Agreements. Seller shall have duly performed in all material respects all of its agreements herein that are required to be performed by it at or prior to the Closing Date.

          (c)          Consents. Seller shall have obtained the consent of the landlords, if required, to the assignment of the Store Leases to Buyer, or if such consent cannot be obtained, Buyer shall either (i) purchase the Leased Store Property at the Closing without reduction in the Sales Price, or (ii) elect to exclude the Store from this Contract in accordance with Section 25.

          (d)          Estoppels. Seller shall obtain and deliver to Buyer an estoppel certificate as to each Leased Store Property executed by the landlord thereof, dated within sixty (60) days of the Closing Date and in the form attached hereto as Exhibit P, or a Seller's certificate dated as of the Possession Date certifying to the same matters set forth in the subject estoppel certificate. If a landlord deletes or otherwise fails to address any specific substantive item set forth in the estoppel certificate it receives from Seller, Seller shall deliver a Seller's certificate dated as of the Possession Date covering such deleted or unaddressed item. Such Seller's certificates shall be valid for the remaining term of the Store Lease to which it applies, excluding any renewal period that has not commenced prior to the Closing Date. Seller has delivered to Buyer estoppel certificates from the tenants under the Tenant Leases occupying seventy-five percent 75% or more of the floor space in the Owned Store Properties dated within 180 days prior to the Effective Date. At the Closing, Seller shall deliver to Buyer Seller's certificates dated as of the Possession Date certifying the same matters set forth in such estoppel certificates for the period from the date thereof through the Possession Date, which certificates shall be valid for a period of eighteen (18) months after the Closing Date. If, after the Closing Date, Seller delivers to Buyer an estoppel certificate from any landlord or tenant who did not provide an estoppel certificate prior to the Closing Date, Seller may substitute such estoppel certificate for the corresponding Seller's certificate, and Seller shall be released from any liability with respect thereto.

          (e)          Title Insurance. Buyer shall receive at Closing the Title Policy or a final binding Commitment for each Store Property (dated as of the Closing Date) containing no unsatisfied title requirements of Seller and no exceptions to title, except for any Permitted Exceptions.

          (f)          Representations and Warranties. The warranties and representations of Seller contained in this Contract shall be true in all material respects at and as of the Closing Date, except where the failure to be true in all material respects does not (i) prevent or materially impair the operation of the Store Property as a Kroger grocery supermarket in the ordinary course of Buyer's business or (ii) materially and adversely affect the value of the Property.

19.          CONDITION PRECEDENT TO PERFORMANCE OF SELLER'S OBLIGATIONS. The obligations of Seller to sell the Property under this Contract are subject to the satisfaction at or prior to the Closing Date or waiver by Seller of the following:

          (a)          No Violations of Law. At the Closing Date there shall exist (i) no law, rule or regulation, (ii) no judgment, order or decree, and (iii) no violation by Buyer of any law, rule regulation, judgment order or decree which makes the transactions described herein (or any part of same) illegal or otherwise prohibited.

          (b)          Performance of Agreements. Buyer shall have duly performed in all material respects all of its agreements contained herein that are required to be performed by it at or prior to the Closing Date.

          (c)          Representations and Warranties. The warranties and representations of Buyer contained in this Contract shall be true in all material respects at and as of the Closing Date.

20.          INDEMNIFICATION:

          (a)          Indemnification by Seller. Seller agrees to indemnify, defend and hold harmless Buyer from any and all liability, claims, damages, expenses (including reasonable attorneys' fees), judgments, proceedings and causes of action arising out of (i) non-compliance by Seller with any applicable state "Bulk Sales Law" (ii) subject to the Survivability Period, the breach of any warranty or representation of Seller as of the Closing Date (other than those disclosed to Buyer by written notice prior to Closing given by Seller or of which Buyer becomes aware and nevertheless elected to close) which has been claimed by Buyer in accordance with Section 13B, and (iii) the employment of any person at the Store by Seller (including, without limitation, any actual or alleged unfair labor practice, discrimination, wrongful discharge or similar activity) prior to the Closing Date. Seller shall indemnify and hold Buyer harmless for any inadequacy of the WARN ACT (hereinafter defined) notice and from any liability whatsoever, including, without limitation, fines, costs, expenses, reasonable attorney fees, and other payments described in the WARN ACT (hereinafter defined).

          (b)          Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless Seller from any and all liability, claims, damages, expenses (including reasonable attorneys' fees), judgments, proceedings, and causes of action arising out of or in any way connected with (i) the use by Buyer of Seller's DEA or States of Ohio and Michigan licenses pursuant to Section 22 below, (ii) the breach of any warranty or representation of Buyer as of the Closing Date (other than those disclosed to Seller by written notice prior to Closing given by Buyer or of which Seller becomes aware and nevertheless elected to close), (iii) the employment of any person at the Store by Buyer (including, without limitation, any actual or alleged unfair labor practice, discrimination, wrongful discharge or similar activity, including those based on actions or inactions of Buyer prior to Closing) on or after the Closing Date or (iv) any Store conversion work undertaken by Buyer in the Store prior to the Closing Date, except as arising from the negligence or willful misconduct of Seller, its agents, employees and contractors.

          (c)          Notice. It is further agreed that in the event of any claim which is indemnified under this Section 20, the indemnitee shall give prompt notice of the claim to the indemnitor and shall cooperate fully with the indemnitor, so that the indemnitor can be responsible for and control the defense and/or settlement of such claim in the indemnitor's sole discretion. In the event the indemnitee shall fail to give such notice or shall settle or otherwise compromise any claim without the written consent of the indemnitor, then the indemnity shall be of no force or effect with respect to such claim. The indemnitee may, at its options and expense, participate in the defense of any claim for which indemnity is sought.

          (d)          Limitations. Seller shall not be liable to Buyer, and Buyer shall not be liable to Seller, for indemnification pursuant to this Section 20 unless (i) the amount of any individual loss or series of related losses exceeds the sum of $25,000 (such losses in excess of $25,000 are each called "Permitted Losses") and (ii) the aggregate amount of all Permitted Losses exceeds a sum equal to $200,000 (the "Floor"), in which event the indemnified party shall be entitled to indemnification for all Permitted Losses in excess of the Floor, up to $3,300,000; provided, however that the Floor and limitation on Permitted Losses shall not be applicable to claims arising from the failure (i) of either party to satisfy any payment obligation under the Store Leases or Permitted Exceptions, or in respect of the assumed liabilities or excluded liabilities with respect to third party claims, (ii) of Buyer to pay the Purchase Price, (iii) of Seller to satisfy any obligations arising under Section 21, including any obligations arising under the WARN ACT, (iv) of either party to pay or reimburse the other party for apportionments provided for herein, and (v) the failure of either party to pay or perform any obligation set forth herein, including the obligations of Seller to remove any Excluded Equipment or Inventory, the obligation of Buyer to pay delinquent rent or Other Tenant Receivables collected by Buyer on Seller's behalf, and the obligations of either party to pay escrow fees, transfer taxes, prorations and apportionments, and to deliver documents and other agreements. Neither party will have any liability for indemnification (i) to the extent it cures the breach within a reasonable period of time following notice from the other party, and (ii) on account of consequential, incidental or indirect damages or losses and, in particular, no "multiple of profits" or other items will be applied in calculating any indemnity amount. In addition, Seller will have no liability for indemnification with respect to the uncollectability of any amounts payable by tenants under the Tenant Leases accruing after the Closing Date. The right of a party to assert indemnification claims and receive indemnification payments pursuant to this Section 20 shall be the sole and exclusive remedy exercisable by that party with respect to any breach by the other party of any provision of this Contract for which indemnification may be sought, and each party hereby irrevocably waives and releases each other from any and all claims and other causes of action relating to this Contract for which indemnification may be sought.

21.          OPERATION OF STORE, EMPLOYEES:

          (a)          Continued Operation. Seller covenants and agrees to maintain the equipment and Store facilities as usual at the Stores, except as expressly provided in this Contract. Notwithstanding any provision in this Contract, Buyer acknowledges and agrees that Buyer is not purchasing a substantial portion of Seller's inventory pursuant to Exhibit F. Accordingly, Seller may sell-down such non-purchased inventory and make reductions in labor and other expenses if and to the extent that sales decline as a result of such inventory sell-down or otherwise. Effective upon the Closing Date, Seller shall terminate its business and employees as provided in Section (b) below.

          (b)          Store Closure. Effective as of the Closing Date, Seller shall (A) terminate the employment of all employees working at the Stores (or transfer such employees to other stores or facilities owned or operated by Seller); and (B) terminate all vendor, distribution and supply agreements applicable with respect to the Stores, except for any Service Contracts Buyer has elected to assume pursuant to this Contract or in writing delivered during the Feasibility Period.

          (c)          Seller's Employee Obligations. Seller shall remain responsible for payment of, and shall pay, all amounts accruing to or for employees of the Stores prior to the effective time of Closing, including expenses for accrued wages and salary, vacation pay, severance pay, COBRA benefits, and other employee benefits. Buyer shall not be responsible for any obligations or accrued obligations of Seller to any of Seller's employees, pursuant to any collective bargaining agreements or otherwise, including without limitation pensions or otherwise, or arising out of services rendered, employment, occurrence, or transaction entered into while employed by Seller. Buyer agrees to interview Seller's employees at the Stores and to consider hiring such employees, but Buyer shall not be obligated to employ or extend any offer of employment to any employee of Seller.

          Buyer will provide Seller with a list of employees to whom Buyer has made an offer of employment and a list of employees who have accepted offer of employment with Buyer or one of its affiliates. For a period of 120 days after the Closing, Buyer shall promptly notify Seller of the name, date of hire and rate of compensation of any person hired by Buyer or one of its affiliate and who was an employee of Seller or one of its affiliates.

          (d)          Business Taxes. Seller shall file, with respect to the business of the Store, applicable business, sales and use tax returns with all requisite jurisdictions as soon as practicable after the Closing; and upon request, shall furnish to Buyer a receipt, certificate of the taxing authority or other evidence that all taxes have been paid.

22.          PHARMACY ISSUES: Buyer and Seller agree to cooperate with one another in connection with the transfer of existing pharmacy records from Seller to Buyer at Closing in accordance with applicable law. Without limitation, Seller and Buyer both agree to cooperate in effectuating the transfer of the prescription dispensing records and other patient records for at least two (2) years immediately prior to the Closing Date in accordance with board regulations and in a manner to insure the confidentiality, integrity and security of the pharmacy prescription dispensing records, other patient records, and the continuity of pharmacy services at the Store at substantially the same level of that offered by the Seller. Additionally, Buyer agrees to promptly make all applications and post such notices as may be required in connection with Ohio and Michigan law for the transfer of the pharmacy licenses. Seller agrees to grant Buyer or its designee a limited power of attorney under Seller's "DEA" license or State of Ohio or Michigan license, if any, so as to allow Buyer or its designee to order pharmacy supplies after Closing until Buyer obtains its DEA license. The provisions of this Section 22 shall survive Closing. To the extent required by applicable law, Buyer shall maintain all prescription records for a period of seven years from the Closing Date.

23.          ABC NOTICE: Following the Public Announcement Date (as hereinafter defined), Buyer may post in the Store any notice required for purposes of obtaining liquor licenses from Alcohol Beverage Control authorities.

24.          SHOPPING CENTER NAMES: Notwithstanding the fact that the Excluded Assets includes any shopping center name with the word "Food Town" as a part thereof, in the event that the removal of the "Food Town" name from the signage for any applicable shopping center would cause a violation of any sign and/or zoning ordinance applicable to such shopping center, Buyer shall be entitled to continue to use for a period not to exceed three (3) months the "Food Town" name as part of the shopping center's name and on the shopping center's signage until Buyer is able to obtain any necessary approvals from applicable governmental authorities to remove the "Food Town" name from such shopping center's signage.

25.          EXCLUSION OF STORES.

          (a)          If, under Section 7(b), 7(f), 8(a), 15, 16(a), 16(b), or 18 Buyer or Seller excludes one or more Stores (including all related real and personal property) from this

Contract, then the Sales Price shall be reduced by the sum of the allocated values of such Store(s) as set forth on Exhibit G.

          (b)          If Buyer or Seller excludes a particular Store, then Seller shall have the option to exclude from this Contract each other Store (including all related real and personal property) located in the same market (as indicated on Exhibit G) as such excluded Store(s) and the Sales Price shall be further reduced by the sum of the allocated values of such Stores as set forth on Exhibit G; provided that if a Findlay Store is excluded pursuant to Section 18(a), then both Findlay Stores shall automatically be excluded. Seller may exercise this option to exclude Stores in the same market by written notice to Buyer within five (5) business days of its receipt of notice from Buyer of the exclusion of one or more Stores.

          (c)          If three or more Stores are excluded from this Contract (by either Buyer or Seller or a combination of both), then Seller shall have the option to terminate this Contract without obligation or liability of either party. Seller may exercise this termination option by written notice to Buyer at any time following the exclusion of the third Store from this Contract.

26.          MISCELLANEOUS:

          (a)          Except as otherwise provided herein, any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed received when (i) personally delivered, (ii) sent by United States mail, postage prepaid, registered or certified mail, return receipt requested, and properly addressed, (iii) deposited with a nationally recognized overnight courier service, charges prepaid, and properly addressed or (iv) sent by facsimile transmission. For purposes of this Subsection, the addresses of each party shall be that set forth below with a copy to the other addressees set forth below the signature of such party. Either party may change its address for notice from time to time by delivery of at least five (5) days prior written notice of such change to the other party hereto in the manner prescribed herein.

Seller

Spartan Stores, Inc.
850 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518-8700
Telephone:  (616) 878-2426
Facsimile:  (616) 878-2775
Attn:  David M. Staples
         Executive Vice President
         And Chief Financial Officer

Buyer The Kroger Co. - Real Estate Dept. 1014 Vine Street Cincinnati, OH 45202-1100 Attn: James E. Hodge Telephone: (513) 762-4214 Telecopier: (513) 762-4839

Copy to	Copy to

Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2489	The Kroger Co. - Law Dept. 1014 Vine Street Cincinnati, OH 45202-1100 Attn: Patricia Tighe Ash, Esq.

Telephone: (616) 752-2000 Facsimile: (616) 752-2500 Attn: Alex J. DeYonker	Telephone: (513) 762-4423 Telecopier: (513) 762-4935

          (b)          This Contract shall be construed under and in accordance with the laws of the State of Ohio, without giving effect to its conflict of law principles.

          (c)          This Contract shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns. Nothing in this Contract, express or implied, is intended to confer upon any other person or entity any rights or remedies under or by reason of this Contract, this Contract being for the exclusive benefit of the parties and their respective successors and authorized assigns.

          (d)          In case any one or more of the provisions contained in this Contract shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Contract shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be automatically added to this Contract a provision as similar to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          (e)          This Contract constitutes the sole and only agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter hereof and cannot be changed except by their written consent.

          (f)           Time is of the essence with regard to the performance of this Contract.

          (g)           Words of any gender used in this Contract shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

          (h)          The parties may execute this Contract in one or more identical counterparts, all of which when taken together will constitute one and the same instrument.

          (i)          The parties hereto acknowledge that the parties and their respective counsel have each reviewed and revised this Contract, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Contract or any amendments or exhibits hereto.

          (j)          Buyer may assign this Contract to a subsidiary corporation or affiliate or may designate a subsidiary corporation or affiliate to take title to one or more of the Store Properties, provided (i) such assignment would not delay or prevent the consummation of the transaction contemplated hereby, and (ii) no such assignment or designation shall relieve Buyer of its obligations under this Contract.

          (k)          Buyer and Seller agree to consult and cooperate in the release of public information concerning the transaction contemplated by this Contract. Neither party shall make any public announcement of the transaction or the existence of this Contract, without the prior written consent of the other party, prior to Initial Closing Date at which time all parties hereto shall issue a mutually agreeable press release (the "Public Announcement") as further described herein. The parties agree to furnish each other with draft copies of the Public Announcement before the Initial Closing Date so that all parties may agree on the content and wording contained in such Public Announcement. Prior to the Initial Closing Date, Buyer and/or its affiliates shall be prohibited from discussing the transaction described herein with any Store employees. Nothing contained herein shall prevent either party at any time from promptly furnishing any information or making any public announcement required by law, or governmental authority, the Nasdaq Stock Market, or the New York Stock Exchange with respect to the transaction.

          (l)          Buyer (as Seller's landlord) hereby consents to the assignment by Seller (as tenant) of its real property lease to a third-party in connection with Seller's divestiture of its Bellevue, Ohio location (Seller's store #6063), provided Seller shall remain principally liable for tenant's obligations under such lease.
EXHIBITS:

A -	List of Owned Store Properties

A-1 -	Legal Descriptions of Owned Store Properties

B -	List of Leased Store Properties

B-1 -	List of Leases

C -	Retained Equipment List

D -	List of Tenant Leases

E -	List of Service Contracts

F -	Inventory Procedures

G -	Allocation of Sales Price

H -	[Reserved]

I -	Form of Assignment and Assumption of Leasehold Agreement

J -	[Reserved]

K -	Form of Assignment and Assumption of Contracts

L -	Form of Assignment and Assumption of Tenant Leases

M -	Defaults under Tenant Lease

N -	Litigation

O -	Violation of Laws

P -	Form of Estoppel Certificate

          IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed as of the day and year first above written.
SELLER:

SEAWAY FOOD TOWN, INC.

By:	/s/ David M. Staples
Name: David M. Staples
Title: Treasurer

GRUBER'S FOOD TOWN, INC.

By:	/s/ David M. Staples
Name: David M. Staples
Title: Treasurer

BUCKEYE REAL ESTATE MANAGEMENT CO.

By:	/s/ David M. Staples
Name: David M. Staples
Title: Treasurer

GRUBER'S REAL ESTATE, L LC

By:	/s/ David M. Staples
Name: David M. Staples
Title: Treasurer

BUYER:

THE KROGER CO.

By:	/s/ James E. Hodge
Name: James E. Hodge
Title: Vice President